Exhibit 10.29


Form of 2006 Restricted Share Unit Award Agreement, for executive officers with employment agreements

Date

Name & Address

Dear:


Reference:  2006 Long Term Incentive Program ("Program")
            Restricted Share Unit Award Agreement ("Agreement")


         This will confirm the terms and conditions of an Award being made to you pursuant to The Great Atlantic & Pacific Tea Company, Inc. (the "Company") 1998 Long Term Incentive and Share Award Plan (the "Plan"), a copy of which is attached hereto and made a part of this Agreement.

1. Restricted Share Units. Provided that you have signed and returned this Agreement indicating your acceptance of its terms and conditions, the Company will grant _________ Restricted Share Units ("Units") to you, subject to all of the terms contained in this Agreement. The Units are intended to be Performance Awards within the meaning of the Plan.

2. Shareholder Approval. The grant of these Units is contingent upon the Shareholders' approval of amendments to the Plan at the July 2006 Annual Meeting of Shareholders, and is subject to the performance criteria outlined below.

3. Performance Criteria and Vesting Requirements.

         (a) The performance period is February 26, 2006 to February 28, 2009. The performance criteria are (1) Operating Income, as hereinafter defined, and
(2) Return on Invested Capital, as hereinafter defined, for Fiscal Year 2008. The performance criteria are equally weighted at 50%. The target for Operating Income is $43 million and the maximum is $74 million. The target for Return on Invested Capital is 14.1% and the maximum is 15.8%. For purposes of this grant, Operating Income is defined as Income from continuing operations adjusted for certain items including disposals, restructuring, refinancing, accounting changes, projects approved by the Board, and other similar items. For purposes of this grant, Return on Invested Capital is defined as EBITDA (earnings before interest, tax, depreciation and amortization) divided by the sum of Assets (excluding cash), minus Current Liabilities.

         (b) The number of Units that are ultimately earned and vested shall be the following percentage of the number of Units granted in Paragraph 1 above that are subject to the applicable performance criteria: 100% for performance at target, 200% for performance at maximum. The number of Units ultimately earned and vested shall be interpolated to account for performance that falls between target and maximum. No Units shall be earned if performance with respect to either one of the criteria is below target. The maximum number of Units subject to an applicable performance criteria that may be earned and vested is 200% of the number of Units granted in Paragraph 1 above that are subject to the applicable performance criteria, even if the maximum level of performance with respect to that performance criteria is exceeded. Fractional Units shall be rounded down to the nearest Unit.

         (c) Each vested Unit will be converted to one share of the Company's Common Stock. Such vested Units will be delivered to you in the form of a stock certificate in or around late May 2009; provided, however, that you must be an employee of the Company, or a parent or subsidiary of the Company, at all times during the period beginning with the date hereof and ending on the date the vested Units are delivered to you in the form of a stock certificate.

         (d) The Units are subject to the terms, conditions, limitations and restrictions contained in this Agreement and the Plan and may not be assigned or transferred, in whole or in part, except as therein provided.

         (e) In the event that your employment is terminated for any reason by you or by the Company or a parent or subsidiary of the Company, you shall forfeit the Units immediately upon such termination of employment.

4. Release of Claims. In exchange for the opportunity to participate in the Program, you discharge and release all claims, obligations, and demands which you have, ever had, or in the future may have against the Company, any of its parents, subsidiaries or affiliated entities, and any of its or their officers, directors, employees, agents, predecessors or successors (the "Releasees") arising out of or related to your employment with the Company and/or Releasees up to the date of this Agreement, including, but not limited to, any and all claims for breach of contract or implied contract, constructive or wrongful discharge, or for negligence, retaliation and all torts; any and all claims for attorney fees; any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, and the Sarbanes-Oxley Act of 2002; any and all claims under each and every state or local variation of these federal laws including without limitation the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Civil Rights Act; and any and all claims under any and all other applicable federal, state, and/or local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws. The foregoing release shall not affect any acts giving rise to claims subsequent to the execution of this Agreement. Excluded from this release are any claims which by law cannot be waived; provided, however, while you cannot waive your right to file a charge with or participate in an investigation conducted by certain government agencies, you are waiving and releasing your claim or right to any monetary recovery should any party (such as the Equal Employment Opportunity Commission) pursue any claims on your behalf.

5. Trade Secrets and Proprietary Information. You hereby acknowledge that you have and/or will have access to and become acquainted with various trade secrets and proprietary information of the Company and other confidential information relating to the Company. You covenant that you will not, directly or indirectly, disclose or use such information except (i) as is necessary and appropriate in connection with your employment by the Company, (ii) as is required pursuant to a judicial or administrative subpoena, or (iii) if such information is already in the public domain (other than by reason of your breach of your obligations hereunder). Subject to the exceptions set forth above, you agree that you will adhere in all respects to the Company's policies against the use or disclosure of such information.

6. Confidentiality. You further agree that your participation in the Program, and the terms and conditions of this Agreement, are confidential and that you will not in any manner publish, publicize, disclose or otherwise make known or permit or cause to be made known to any third person your participation in the Program or the terms and conditions of this Agreement. Nothing in this paragraph shall be construed to prohibit the disclosure of this Agreement to your spouse or any legal, tax or financial consultant retained by you, provided that the persons to whom the disclosure is being made agree to be bound by the confidentiality provisions of this paragraph.

7. Arbitration; Injunctive Relief. Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in Bergen County in New Jersey, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that you substantially prevail, the Company agrees promptly to reimburse you for all expenses (including costs and fees of witnesses, evidence and attorneys fees and expenses) reasonably incurred by you in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or performance or breach thereof. You acknowledge and agree that a breach of your obligations under Sections 4, 5 and/or 6 of this Agreement could cause irreparable harm for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of your obligations under Sections 4, 5 and/or 6 of this Agreement.


8. General.

         (a) Each share of stock awarded hereunder, once vested, shall be fully paid and non-assessable.

         (b) You shall not have any rights of a record holder with respect to such shares until such certificates are actually issued to you.

         (c) You shall assume all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of any shares issued to you upon the vesting of the Units in whole or in part.

         (d) Nothing herein contained shall obligate the Company, or any parent, division, affiliate or subsidiary of the Company, to continue your employment for any particular period or on any particular basis of compensation.

         (e) The validity, interpretation and performance of this Agreement will be governed by the laws of the State of New Jersey without regard to the conflict of law provisions.


9. Duty to Report Unethical and Unlawful Conduct. By signing this Agreement below, you are acknowledging and agreeing that:

         (a) it is your duty and responsibility to report any conduct that you believe is unethical, improper, unlawful, or in violation of our Code of Business Conduct and Ethics, especially any such behavior involving accounting practices, internal accounting controls or fraud, and

         (b) that any such conduct must be reported to the Legal Compliance Officer at (201) 571-4401 or the Chief Internal Auditor at (201) 571-4148 or to The Network Hotline at 1-888-277-3258, and

         (c) that as of the date you sign this Agreement you are not aware of any conduct that you believe is unethical, improper, unlawful, or in violation of our Code of Business Conduct and Ethics.

10. Your Acceptance and Return of Agreement. You may consult with an attorney prior to signing this Agreement and you have at least twenty-one (21) days during which to review and consider the provisions of this Agreement before signing, although you may sign and return it sooner if you so desire. Your signed Agreement must be returned to Sheryl Martin, A&P, Human Resources, 2 Paragon Drive, Montvale, NJ 07645. You have the right to revoke this Agreement for a period of seven (7) days after signing it and this Agreement shall not become effective until such seven-day revocation period has expired. You acknowledge and agree that if you wish to revoke this Agreement, you must do so in writing to Sheryl Martin, A&P, Human Resources, 2 Paragon Drive, Montvale, NJ 07645, and that such revocation must be signed by you and postmarked, or received by A&P, no later than the seventh day after the date on which you signed this Agreement. You acknowledge and agree that, in the event that you revoke this Agreement, you shall have no right to receive the Units described above.



                  Very truly yours,


                  By:      _____________________________
                                    ALLAN RICHARDS
                  Senior Vice President, Human Resources, Labor Relations and Legal Services


Agreed and accepted:

By:  ______________________________________
                    Signature

Print Name:  ______________________________


Date:  ____________________________________